Exhibit 99.1

ADMINISTAFF ANNOUNCES SECOND QUARTER RESULTS

•	Q2 revenues increase 12% on 7% unit growth
•	Year-to-date earnings per share increases 19%
•	Trained sales staff increases 15%

HOUSTON - Aug. 1, 2008 - Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today announced results for the second quarter and six months ended June 30, 2008. The company reported 2008 second quarter net income of $11.0 million, or $0.43 diluted earnings per share. For the six months ended June 30, 2008, the company reported net income of $24.1 million, or $0.94 diluted earnings per share.

Second Quarter Results

Revenues for the second quarter of 2008 increased 11.6% over the 2007 period to $420.5 million, due to a 7.2% increase in the average number of worksite employees paid per month and a 4.1% increase in revenues per worksite employee per month.

“Solid execution over the first half of the year has allowed us to make investments in our sales expansion and product and service enhancements while achieving strong profitability,” said Paul J. Sarvadi, Administaff chairman and chief executive officer. “These investments, which include a 15% increase in trained sales staff, should allow us to continue to grow in the current economic environment and to accelerate our growth rate as the economy improves.”

Gross profit increased 7.1% to $84.1 million from $78.5 million in the second quarter of 2007. The 2007 period included a $3.3 million administrative fee credit negotiated under the current three-year contract with UnitedHealthcare. The gross profit increase, excluding this credit, was 11.8%.

Operating expenses for the quarter increased 13.9% to $68.5 million, and included expenses associated with the company’s sales expansion, development of its middle-market sales and service initiative, development of HRTools software products, and integration of its second quarter acquisition of USDatalink, an employment screening services company.

As a result of these investments and last year’s administrative fee credit, operating income for the second quarter of 2008 decreased 15.0% to $15.6 million, with an average operating income per worksite employee per month of $45 compared to $56 in the 2007 period. The administrative fee credit added $10 in the 2007 period.

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Administaff, Inc.

Year-to-Date Results

Year-to-date revenues were $876.5 million, an 11.7% increase over the 2007 period, due to a 7.7% increase in the average number of worksite employees paid per month and a 3.8% increase in revenues per worksite employee per month. Gross profit for the six months ended June 30, 2008 increased 16.5% to $170.7 million. The average gross profit per worksite employee per month increased 8.3% over the 2007 period.

Year-to-date operating expenses increased 16.0% to $137.1 million. On a per worksite employee per month basis, operating expenses increased 7.6% over the 2007 period. The resulting operating income for the six months ended June 30, 2008, was $33.6 million compared to $28.3 million in the 2007 period.

EBITDA for the first half of the year increased 8.7% over 2007 to $45.4 million. During the period, the company returned $22.2 million to shareholders, including share repurchases of $16.5 million and dividends of $5.7 million.

“A 19% increase in earnings per share on 12% revenue growth through the first half of this year further confirms the strength of our business model, even in a tough economic climate,” said Douglas S. Sharp, senior vice president of finance, chief financial officer and treasurer. “These results demonstrate our ability to invest for the long term while continuing to increase profitability.”

Administaff will be hosting a conference call today at 10 a.m. EDT to discuss these results, give guidance for the third quarter and full year 2008, and answer questions from investment analysts. To listen in, call 866-770-7146 and use passcode 63181769. The call will also be webcast at http://www.administaff.com/investor_relations. The conference call script and company guidance will be available at the same Web site later today. A replay of the conference call will be available at 888-286-8010, passcode 24261941, for two weeks after the call. The webcast will be archived for one year.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity. The company operates 49 sales offices in 24 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.

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Administaff, Inc.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our current expectations, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) increases in health insurance costs and workers’ compensation rates and underlying claims trends, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of our operations; (iv) the effectiveness of our sales and marketing efforts; (v) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vi) our liability for worksite employee payroll and benefits costs; and (vii) an adverse final judgment or settlement of claims against Administaff. These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Cash and cash equivalents	$158,637	$135,793
Restricted cash	34,320	35,318
Marketable securities	3,831	74,880
Accounts receivable	159,658	134,834
Prepaid expenses and other current assets	30,213	28,668
Income taxes receivable	—	3,918
Total current assets	386,659	413,411

Property and equipment, net	78,446	77,941
Deposits	77,235	63,720
Other assets	17,537	5,579
Total assets	$559,877	$560,651

Liabilities and Stockholders’ Equity
Accounts payable	$3,663	$5,236
Payroll taxes and other payroll deductions payable	76,116	113,929
Accrued worksite employee payroll expense	140,201	110,406
Accrued health insurance costs	15,328	19,297
Accrued workers’ compensation costs	36,731	37,150
Deferred income taxes	2,790	1,066
Income tax payable	993	—
Other accrued liabilities	25,163	28,518
Current portion of capital leases	652	629
Total current liabilities	301,637	316,231

Long-term capital leases	205	537
Accrued workers’ compensation costs	43,299	39,116
Deferred income taxes	7,299	6,092
Total noncurrent liabilities	50,803	45,745

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	138,977	138,640
Treasury stock, cost	(133,572)	(123,600)
Accumulated other comprehensive income, net of tax	3	5
Retained earnings	201,720	183,321
Total stockholders’ equity	207,437	198,675
Total liabilities and stockholders’ equity	$559,877	$560,651

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2008	2007	Change	2008	2007	Change

Operating results:
Revenues (gross billings of $2.456 billion, $2.191 billion, $5.010 billion and $4.465 billion, less worksite employee payroll cost of $2.036 billion, $1.814 billion, $4.133 billion and $3.681 billion, respectively)	$420,469	$376,758	11.6%	$876,535	$784,516	11.7%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	336,408	298,291	12.8%	705,867	637,982	10.6%
Gross profit	84,061	78,467	7.1%	170,668	146,534	16.5%
Operating expenses:
Salaries, wages and payroll taxes	37,427	33,076	13.2%	74,406	65,121	14.3%
Stock-based compensation	2,908	2,435	19.4%	5,293	3,743	41.4%
General and administrative expenses	16,923	14,276	18.5%	35,662	30,222	18.0%
Commissions	3,274	2,704	21.1%	6,368	5,623	13.2%
Advertising	4,158	3,958	5.1%	7,936	6,060	31.0%
Depreciation and amortization	3,799	3,704	2.6%	7,445	7,424	0.3%
Total operating expenses	68,489	60,153	13.9%	137,110	118,193	16.0%
Operating income	15,572	18,314	(15.0)%	33,558	28,341	18.4%
Other income (expense):
Interest income	1,876	2,987	(37.2)%	4,383	5,984	(26.8)%
Other, net	(7)	(29)	(75.9)%	(40)	(52)	(23.1)%
Income before income tax expense	17,441	21,272	(18.0)%	37,901	34,273	10.6%
Income tax expense	6,454	7,627	(15.4)%	13,758	12,235	12.4%
Net income	$10,987	$13,645	(19.5)%	$24,143	$22,038	9.6%
Diluted net income per share of common stock	$0.43	$0.50	(14.0)%	$0.94	$0.79	19.0%
Diluted weighted average common shares outstanding	25,785	27,517		25,770	27,845

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2008	2007	Change	2008	2007	Change

Statistical data:
Average number of worksite employees paid per month	116,149	108,336	7.2%	114,845	106,609	7.7%
Revenues per worksite employee per month (1)	$1,207	$1,159	4.1%	$1,272	$1,226	3.8%
Gross profit per worksite employee per month	241	241	—	248	229	8.3%
Operating expenses per worksite employee per month	197	185	6.5%	199	185	7.6%
Operating income per worksite employee per month	45	56	(19.6)%	49	44	11.4%
Net income per worksite employee per month	32	42	(23.8)%	35	34	2.9%

(1) Gross billings of $7,049, $6,741, $7,270 and $6,981 per worksite employee per month, less payroll cost of $5,842, $5,582, $5,998 and $5,755 per worksite employee per month, respectively.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended			Six months ended
	June 30,			June 30,
	2008	2007	Change	2008	2007	Change

Payroll cost (GAAP)	$2,035,626	$1,814,103	12.2%	$4,133,215	$3,680,862	12.3%
Less: Bonus payroll cost	111,393	120,779	(7.8)%	345,918	356,774	(3.0)%
Non-bonus payroll cost	$1,924,233	$1,693,324	13.6%	$3,787,297	$3,324,088	13.9%

Payroll cost per worksite employee (GAAP)	$5,842	$5,582	4.7%	$5,998	$5,755	4.2%
Less: Bonus payroll cost per worksite employee	320	372	(14.0)%	502	558	(10.0)%
Non-bonus payroll cost per worksite employee	$5,522	$5,210	6.0%	$5,496	$5,197	5.8%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Six months ended June 30,
	2008	2007

Net income (GAAP)	$24,143	$22,038
Interest expense	39	61
Income tax expense	13,758	12,235
Depreciation and amortization	7,445	7,424
EBITDA	$45,385	$41,758

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense. Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

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Administaff, Inc.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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